Exhibit 10.2

EXECUTION COPY

TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is dated as of July 17, 2014 and is effective as of the Amendment Effective Date (as defined in Section 6), by and among SYNTA PHARMACEUTICALS CORP., a Delaware corporation (“Borrower”), SYNTA SECURITIES CORP., a Massachusetts corporation (“Guarantor”; together with the Borrower, each a “Loan Party” and, collectively, the “Loan Parties”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, acting in its capacity as agent (“Agent”) for the lenders under the Loan Agreement (as defined below) (“Lenders”), and the Lenders.

W I T N E S S E T H:

WHEREAS, the Loan Parties, Lenders and Agent are parties to that certain Loan and Security Agreement, dated as of September 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein have the meanings given to them in the Loan Agreement except as otherwise expressly defined herein), pursuant to which Lenders have agreed to provide to Borrower certain loans and other extensions of credit in accordance with the terms and conditions thereof; and

WHEREAS, the Loan Parties have requested that Agent and Lenders amend certain provisions of the Loan Agreement, and Agent and Lenders are willing to grant such requests in accordance with, and subject to, the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Loan Parties, Lenders and Agent hereby agree as follows:

1.                                                                                      Acknowledgment of Obligations.  Borrower hereby acknowledges, confirms and agrees that all Term Loans made prior to the date hereof, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by Borrower to Agent and Lenders under the Loan Agreement and the other Debt Documents, are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally.

2.                                                                                      Amendment to Loan Agreement.  Subject to the terms and conditions of this Amendment, including, without limitation, the conditions precedent to effectiveness set forth in Section 6 below, the Loan Agreement is hereby amended as follows:

(a)                                                                                 The final sentence of Section 6.3 of the Loan Agreement is hereby amended by deleting such sentence in its entirety and substituting in lieu thereof the following:

Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than 60 days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance reasonably satisfactory to Agent (provided, that, solely for the fiscal year ending December 31, 2014, such annual operating plan may be delivered to Agent and Lenders at any time on or before June 30, 2014) and (ii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Agent or any Lender may reasonably request from time to time.

(b)                                                                                 Section 8.1(k)(i) of the Loan Agreement is hereby amended by deleting such clause in its entirety and substituting in lieu thereof the following:

(k)                                 (i) any of the chief executive officer or the chief financial officer of Borrower as of the date hereof shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, and an appropriately qualified (including in accordance with industry standards) successor of such officer is not appointed by the board of directors of the Borrower within 120 days of such cessation or involvement (provided, that, at the direction of the board of directors, for the period from March 3, 2014 through June 30, 2015, or such later date as the board of directors determines in its reasonable business judgment, Keith Gollust, as interim chief executive officer, may act in lieu of an appropriately qualified successor chief executive officer), and in all cases, any interim or successor officer shall be in compliance with OFAC, money-laundering, anti-terrorism, SEC, drug/device laws and regulations, and other similar regulations (in each case, to the extent applicable to a natural Person);

3.                                                                                      Acknowledgement. The Loan Parties acknowledge and agree that (a) Agent and Lender’s willingness to retroactively amend the Loan Agreement as set forth herein shall not be interpreted or deemed to constitute a course of conduct or course of dealing; and (b) Agent and Lenders shall continue to have all rights set forth in the Loan Agreement and other Debt Documents.

4.                                                                                      No Other Consents or Amendments.  Except for the amendments set forth and referred to in Section 2 above, the Loan Agreement and the other Debt Documents shall remain unchanged and in full force and effect.  Nothing in this Amendment is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of Borrower’s or Guarantor’s Obligations or to modify, affect or impair the perfection or continuity of Agent’s security interests in, security titles to or other liens, for the benefit of itself and the Lenders, on any Collateral for the Obligations.

5.                                                                                      Representations and Warranties.  To induce Agent and Lenders to enter into this Amendment, each Loan Party does hereby warrant, represent and covenant to Agent and Lenders that after giving effect to this Amendment (a) each representation or warranty of the Loan Parties set forth in the Loan Agreement is hereby restated and reaffirmed as true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof as if such representation or warranty were made on and as of the date hereof (except to the extent that any such representation or warranty expressly relates to a prior specific date or period), (b) no Default or Event of Default has occurred and is continuing as of the date hereof and (c) each Loan Party has the power and is duly authorized to enter into, deliver and perform this Amendment and this Amendment is the legal, valid and binding obligation of each Loan Party enforceable against each Loan Party in accordance with its terms.

6.                                                                                      Conditions Precedent to Effectiveness of this Amendment.  This Amendment shall become effective as of February 28, 2014 (the “Amendment Effective Date”) upon satisfaction of the following conditions:

(a)                                                                                 Agent shall notify Borrower in writing that Agent has received one or more counterparts of this Amendment duly executed and delivered by the Loan Parties, Agent and Lenders, in form and substance satisfactory to Agent and Lenders;

(b)                                                                                 After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing; and

(c)                                                                                  Agent shall have received all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent or purpose of this Amendment.

7.                                                                                      Release.

(a)                                                                                 In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other persons being hereinafter referred to collectively, as the “Releasees” and individually, as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Loan Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the Amendment Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement or any of the other Debt Documents or transactions thereunder or related thereto.

(b)                                                                                 Each Loan Party understands, acknowledges and agrees that its release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)                                                                                  Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

8.                                                                                      Covenant Not To Sue.  Each Loan Party, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Loan Parties pursuant to Section 7 above.  If any Loan Party or any of its respective successors, assigns or other legal representatives violates the foregoing covenant, each Loan Party, for itself and its successors, assigns and legal representatives, jointly and severally agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

9.                                                                                      Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Amendment with its counsel.

10.                                                                               Severability of Provisions.  In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any applicable jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.                                                                               Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

12.                                                                               GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

13.                                                                               Entire Agreement.  The Loan Agreement as and when amended through this Amendment embodies the entire agreement between the parties hereto relating to the subject matter thereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter thereof.

14.                                                                               No Strict Construction, Etc.  The parties hereto have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.  Time is of the essence for this Amendment.

15.                                                                               Costs and Expenses.  Loan Parties absolutely and unconditionally agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and the Lenders that are Lenders on the Closing Date in connection with the preparation, negotiation, execution and delivery of this Amendment and any other Debt

Documents or other agreements prepared, negotiated, executed or delivered in connection with this Amendment or transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to Loan and Security Agreement to be duly executed and delivered as of the day and year specified at the beginning hereof.

BORROWER:

SYNTA PHARMACEUTICALS CORP.

By:	/s/ Keith Ehrlich
Name:	Keith Ehrlich
Title:	Chief Financial Officer

GUARANTOR:

SYNTA SECURITIES CORP.

By:	/s/ Keith Ehrlich
Name:	Keith Ehrlich
Title:	Director

TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Alan Silbert
Name:	Alan Silbert
Title:	Its Duly Authorized Signatory

TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

LENDER:

MIDCAP FUNDING III, LLC

By:	/s/ Luis Viera
Name:	Luis Viera
Title:	Managing Director

TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT